                                                                    EXHIBIT 8.1

         The following table sets forth information about Elscint's significant subsidiaries, jointly controlled subsidiaries and affiliated companies:

                                                                    COUNTRY OF         ELSCINT'S DIRECT/INDIRECT
NAME OF COMPANY                                 ABBREVIATED NAME   ORGANIZATION          OWNERSHIP (PERCENTAGE)
---------------                                 ----------------   ------------        -------------------------

                                                                                        EQUITY            VOTING
Elscint Holdings and Investments N.V.           ("E.H.")          Netherlands              100.0             100.0
BEA Hotels N.V.                                 ("BEA")           Netherlands              100.0             100.0
BEA Hotels Eastern Europe B.V.                  ("BHEE")          Netherlands              100.0             100.0
Riverbank Hotel Holding B.V                     ("RBH")           Netherlands               45.0              50.0
Shaw Hotel Holding B.V.                         ("SHH")           Netherlands               30.0*             35.0
Victoria London Hotel Holding B.V.              ("VLH")           Netherlands               45.0              50.0
Victoria Park Plaza Operator Ltd.               ("VPPO")          United Kingdom            50.0              50.0
Andrassy 25 Kft                                 ("Andrassy")      Hungary                   50.0              50.0
Park Plaza Hotel Sandton (Pty) Ltd.             ("Sandton")       South Africa              33.3              33.3
Victoria Hotel C.V. - Limited Partnership       ("VHCV")          Netherlands               50.0              50.0
Grandis Netherlands Holding B.V.                ("Grandis")       Netherlands               45.0              50.0
Sherlock Holmes Park Plaza Ltd.                 ("SHPP")          United Kingdom            45.0              45.0
Astridplaza N.V.                                ("AP")            Belgium                  100.0             100.0
Utrecht Victoria Hotel B.V.                     ("UVH")           Netherlands               50.0              50.0
SC Domino International Hotels S.R.L.           ("Domino")        Romania                  100.0             100.0
SC Bucuresti Turism S.A.                        ("Bucuresti")     Romania                   72                72
S.L.S. Sails Ltd.                               ("SLS")           Israel                   100.0             100.0
Elscint Biomedical Ltd.                         ("EBM")           Israel                   100.0             100.0
Gamida Cell Ltd. (affiliated company)           Gamida            Israel                    33.0              33.0

         (*) Through March 31, 2003, Park Plaza held an option to receive shares amounting to 10% of the share capital of SHH (5% each from the holdings of BEA and of a company from the Red Sea group), in consideration for its participation in 10% of all the shareholders' investments (10% of all shareholder loans
(principal) plus interest at a rate of 8% per annum) up to the date of exercise of the option ("Park Plaza Proportional Investment Amount"). The parties reached an agreement regarding the expiration of the option on March 31, 2003.
Concurrently, the parties established a mechanism according to which Park Plaza is entitled to 10% of the "excess available funds" over the amount of its required investment in SHH. Park Plaza will be entitled to receive the full beneficial rights relating to 10% of the rights derived from all of the issued and paid-up shares of SHH, to be held on its behalf, jointly, by BEA and by a company from the Red Sea group. The legal rights as well as the voting rights in the shares will be retained by the registered shareholders. As a result, our effective holding rate in SHH has decreased to 30%. Park Plaza is entitled at any time to request the conversion of its beneficial rights into shares with identical rights to those held by the registered shareholders, provided, however, that it shall have participated in the shareholders investments in SHH to the full extent of the Park Plaza Proportional Investment Amount and provided further that the consent of the remaining SHH shareholders and the consent of the banks financing the hotel shall have been obtained.